Exhibit 99.2

GENIUS BRANDS INTERNATIONAL TO LAUNCH KID GENIUS CARTOONS PLUS! SUBSCRIPTION STREAMING SERVICE ON AMAZON CHANNELS, AVAILABLE ON SEPTEMBER 28, 2017

Amazon Prime Members Can Add Kid Genius Cartoons Plus! to Their Membership for $3.99 Per Month After 7-day Free Trial

Kid Genius Cartoons Plus! Delivers “Content with a Purpose,” Including Warren Buffett’s Secret Millionaires Club, Baby Genius and Thomas Edison’s Secret Lab, Available Via The Amazon Video App on TVs and Mobile Devices or to Download for Offline Viewing

BEVERLY HILLS, CA -- September 25, 2017: Genius Brands International, Inc. “Genius Brands” (NASDAQ: GNUS) today announced the launch of Kid Genius Cartoons Plus!, a premium subscription streaming channel for families available on Amazon Channels--a service that gives Prime members the ability to watch over 100 on-demand channels—no cable required, cancel anytime, and no additional apps to download. Kid Genius Cartoons Plus! is available for $3.99 per month, after 7-day free trial.

Kid Genius Cartoons Plus! offers exclusive access to stream full seasons of enriching and entertaining content for toddlers to tweens via the Amazon Video app for TVs, connected devices, including Fire TV, mobile devices and online at www.amazon.com/channels.com. Kid Genius Cartoons Plus! features series that support science, technology, engineering and math (STEM) skills, as well as social-emotional development and literacy skills. Award-winning “content with a purpose” from Genius Brands’ catalog available on Kid Genius Cartoons Plus! includes Warren Buffett’s Secret Millionaires Club, featuring 26 half-hour episodes and 26 shorts created and produced in partnership with and starring legendary financier Warren Buffett, Baby Genius, Thomas Edison’s Secret Lab, SpacePOP Stan Lee’s Mighty 7, Martha Stewart’s Martha & Friends, and Gisele Bündchen’s Gisele & The Green Team.

Warren Buffett said, “I am thrilled Secret Millionaires Club is available on Amazon Channels, allowing kids, along with their parents, to learn valuable lessons about finance and business to inspire them to be the best they can be.”

“Amazon’s commitment to quality family programming that both entertains and educates is perfectly aligned with Genius Brands’ mission to provide enriching ‘content with a purpose,’ as demonstrated by such original content offerings as Baby Genius, Warren Buffett’s Secret Millionaires Club and Thomas Edison’s Secret Lab, as well as distinctive series our experts have selected from other similarly committed program creators around the world,” explained Genius Brands International Chairman & CEO Andy Heyward. “We are thrilled to offer a diverse selection of Kid Genius Cartoons Plus! content on Amazon Channels and look forward to building a long and mutually rewarding relationship as we provide enriched content for toddlers through tweens to watch with their parents, which is not available on other family program services.”

Executive Chairman of the Kid Genius Cartoon Channel Margaret Loesch and Debra Pierson, SVP of Global Content Distribution and Marketing & President of Kid Genius Cartoon Channel at Genius Brands, jointly stated, “Amazon Channels provides a stellar, commercial-free platform for the specifically curated Kid Genius Cartoons Plus! content that provides positive role models within a safe, friendly and happy environment which stimulates children’s natural curiosity, encourages learning and exploration. Parents, grandparents and caregivers can rest assured that Kid Genius Cartoons Plus! programming is the smart choice, as it entertains as well as enriches the lives of their children.”

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In addition to Genius Brands’ programming available on Kid Genius Cartoons Plus!, the channel will also offer a slate of family programming including fan favorites Inspector Gadget, Liberty’s Kids, Dino Squad, Eddie is a Yeti, Carl Squared, La Golda and Heads Up, as well as preschool series such as The Day Henry Met, So Smart!, Baby Prodigy, Happy Kids and more.

All episodes from series are also available to download for offline viewing on iPads, iPhones, Android phones and tablets and Fire tablets at no additional cost—meaning subscribers can enjoy Kid Genius Cartoons Plus! titles even when they don’t have an internet connection available.

“We are excited to announce this new deal with Genius Brands International, which will make Kid Genius Cartoons Plus! the exclusive home for award-winning series that have won the hearts of our customers and their kids,” said Brad Beale, Vice President of Worldwide Television Acquisition for Amazon. “From our award-winning Amazon Original Series to amazing licensed content developed under the auspices of the legendary family entertainment veteran Margaret Loesch, we’re committed to making Prime Video the best destination for kids and family programming that will both educate and entertain.”

About Genius Brands International

Headquartered in Beverly Hills, California, Genius Brands International, Inc. (NASDAQ: GNUS) is a leading global media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media distribution and retail channels. Led by award-winning creators and producers, Genius Brands distributes its content worldwide in all formats, as well as a broad range of consumer products based on its characters. In the children's media sector, its portfolio of “content with a purpose” includes new preschool properties Rainbow Rangers for Nick Jr. and Llama Llama for Netflix; tween music-driven YouTube brand SpacePOP; award-winning toddler brand Baby Genius; adventure comedy series Thomas Edison's Secret Lab, and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett. The Company is also co-producing an all-new adult animated series, Stan Lee's Cosmic Crusaders, with Stan Lee's Pow! Entertainment and The Hollywood Reporter. Genius Brands’ Kid Genius Cartoon Channel is currently available in approximately 60 million households. For additional information please visit www.gnusbrands.com.

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Forward Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For Genius Brands International:

Michelle Orsi/Carol Holdsworth

Three.Sixty Marketing & Communications

310-418-6430; 805.252.1848; michelle@360-comm.com

For Genius Brands Investor Relations:

Michael Porter

PLR Investor Relations

212.564.7000; mike@plrinvest.com

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